Goldspan Resources, Inc. Announces
Letter of Intent for Ownership in Manganese Mine

Las Vegas, Nevada – February 15, 2010 – As part of the Company’s mission to seek investments in mines that are either operating or in the exploratory stage of development, the Company has entered into an investment opportunity that has been agreed to in principal.

Goldspan Resources, Inc. (“Goldspan”) (OTC BB:GSPN) announced that effective February 12, 2010 an agreement to invest in NABC SA Mining Company in Cote d’lvoire was signed which has the following highlights:

•         Goldspan will invest up to $8.4 million USD in staged tranches. These funds will be used for the acquisition of the ownership and to determine the basis of assessment of the current potential resources.

• Resources are expected to reflect 12 years of production capacity at 200,000 tons per annum.
• Based on current supply contracts of 15,000 tons per month revenues are projected in excess of $25 million per annum.
•         Goldspan will own a thirty-five (35%) percent stake in the new Company that will be formed that shall acquire a mining research license from NABC SA Mining Company for manganese at Kouassi Datekro in Cote d’lvoire (“Kouassi”) which covers 1,817 square kilometers.

• The Company will have a 45 day due diligence period.

The due diligence will be headed by Goldspan’s VP, Mr. David Hedderly-Smith, Ph.D., P.G. (who is a qualified person under the definitions established by National Instrument 43-101). Mr. Hedderly-Smith is scheduled to arrive at the site on March 1, 2010 to commence his due diligence.

To date, Kouassi has been granted a prospection permit on October 10th, 2008 and effective June 12, 2009 an extraction permit for sampling up to 30,000 tons was granted.

Kouassi has started trenching and a comprehensive mining and trenching plan has been commissioned to a well-known international Company.

Upon signing of the JV, the Company will commence additional exploration work including surveys to evaluate all reserves to permit a bankable feasibility study.

The overall goal of the mining operation shall provide the following:

• Development and construction of the mine with all the associated infrastructures
• manganese enrichment plant
• Acquisition logistics including transport equipments
• Socio-economic infrastructures for the village communities bordering the mine.

The Company looks forward to the successful completion of this venture and to the long term growth potential.

No stock exchange or Securities Commission has approved nor disapproved the statements in this release.  Any statements that are not strictly historical are "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  These statements are subject to a number of risks and uncertainties that may affect actual events or results materially.  These include, but are not limited to the Company's ability to obtain adequate financing to further its current and future business strategies; the Company's historical lack of profitability; the effects of business and economic conditions generally; and, other risks associated with a development stage company.  All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company are expressly qualified by these cautionary statements.  In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.